Exhibit 10.13

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REGISTRANT HEREBY AGREES TO FURNISH AN UNREDACTED COPY OF THE EXHIBIT AND ITS MATERIALITY AND PRIVACY OR CONFIDENTIALITY ANALYSES TO THE COMMISSION UPON REQUEST. REDACTED INFORMATION IS MARKED WITH [***].

Agreement for Liquidity Optimisation
as provided from Denmark, Finland, Germany, Norway, Sweden or the UK
☒ with Overdraft Facility	☐ without Overdraft Facility

Corporate details of the Company
Full legal name Zacco A/S		Corporate identification number (CIN) [***]	SEB internal identification number [***]
Postal address, postcode, city and country Arne Jacobsens Allé 15, Denmark
Corporate details of the Bank
Full legal name Skandinaviska Enskilda Banken AB (publ)		CIN [***]
Postal address, postcode, city and country 106 40 Stockholm, Sweden
Site (branch) of the Bank which provides the Liquidity Optimisation SEB Denmark
Base Currency Account
Base Currency Account number [***]		Base Currency DKK
Overdraft Facility
Overdraft Facility amount in the Base Currency (in figures)	(in words)
7,000,000.00	Seven million
Overdraft Facility fee, currently% [***]	Payment dates for the Overdraft Facility fee The fee is debited the Base Currency Account annually in advance.
Credit Period for the Overdraft Facility From – up to and including From signing 365 days	Extension period, (if any (number of months) 12
Undertaking by the Company

The Company shall observe and comply with the provisions of this Agreement, including the Terms and Conditions for Liquidity Optimisation. When the Company’s right to utilise the Overdraft Facility expires or the Liquidity Optimisation with Overdraft Facility is terminated the Company shall immediately settle the total debt, including accrued interest and fees relating to the Overdraft Facility.

Signatures of the Company

Signatures /s/ Therese Högberg		/s/ Selva Selvaratnam
Printed names Therese Högberg		Selva Selvaratnam
Signatures of the Bank
Date, place
Signatures
Skandinaviska Enskilda Banken AB (publ)
Printed names

TERMS AND CONDITIONS for LIQUIDITY OPTIMISATION

as provided from Denmark, Finland, Germany, Norway, Sweden, or the UK

1	GENERAL

The Company is hereby granted a facility via which it can utilise the equivalent of the Total Available Amount in one or several of the currencies that the Currency Accounts represent. This utilisation is subject to the Currency Limits.

2	DEFINITIONS

Base Currency means the currency stated on page 1 of this Agreement.

Base Currency Account means the Currency Account stated on page 1 of this Agreement.

Currency Account means any account which the Bank has accepted to include in the Liquidity Optimisation (accounts listed in Appendix 1).

Currency Limit means the maximum debit balance allowed for a currency included in the Liquidity Optimisation (as set out in Appendix 2).

Interest means the interest rate for each respective currency and is the percentage rate per annum, which is the aggregate of the applicable Reference Rate and the applicable Margin (each as set out in the Interest Agreement).

Interest Agreement means the applicable agreement regarding interest conditions in force between the Bank and the Company from time to time.

Liquidity Optimisation means the facility that comprises all the Currency Accounts and the mechanism which allows the Company to utilise the Total Available Amount by means of debiting the Currency Accounts, subject to the Currency Limits, and thereby decreasing the Total Available Amount.

Overdraft Facility means the overdraft facility connected to the Liquidity Optimisation (if the Bank has granted the Company such overdraft facility).

Rate of Exchange means the rate of exchange for each respective currency as determined by the Bank.

Reference Rate means SEB Base Rate in the relevant currency or other official reference rate as agreed. For the debit balance, in case of a negative Reference Rate, the Reference Rate will be deemed to be zero. SEB Base Rate means the SEB Base Rate for the relevant currency as determined by the Bank on an ongoing basis -on current SEB Base Rates is available at www.sebgroup.com/baserates.

Total Available Amount means the Total Net Balance plus if an Overdraft Facility has been granted to the Company the Overdraft Facility amount (stated on page 1 of this Agreement).

Total Net Balance means the aggregate net balance of all the Currency Accounts converted into the Base Currency (a fictitious net position).

3	CALCULATION OF THE TOTAL NET BALANCE

The Bank will continuously calculate the Total Net Balance. This calculation will be made in the following manner: (i) first the Bank will convert (using the Rate of Exchange) the balance on each of the Currency Accounts to the Base Currency; and (ii) thereafter the Bank will calculate the Total Net Balance as the aggregate of all the balances converted under (i).

4	UTILISATION OF THE TOTAL AVAILABLE AMOUNT

The Total Available Amount can be utilised by the Company under this Agreement. Such utilisation can be made in any of the currencies that the Currency Accounts represent and shall be made by debiting the relevant Currency Account, subject to the Currency Limits, and thereby decreasing the Total Available Amount.

5	NEGATIVE TOTAL AVAILABLE AMOUNT

If more than the Total Available Amount at any time is utilised the Company shall immediately restore the Total Available Amount to zero or positive.

6	CURRENCY AND ACCOUNT LIMITATIONS

The Bank reserves the right to, by giving not less than five (5) days prior written notice to the Company,

(i)	introduce a Currency Limit for any currency included in the Liquidity Optimisation;

(ii)	change an existing Currency Limit; and

(iii)	remove a Currency Account from the Liquidity Optimisation and amend Appendix 1 accordingly.

7	EXCEEDED CURRENCY LIMIT

If any Currency Limit is exceeded at any time the Company shall immediately restore the balance on any of the relevant Currency Account to the Currency Limit allowed.

8	MARKET DISRUPTION

The Currency Limits are, inter alia, based on the market situation and the liquidity of the respective currency. If a market disruption occurs, by way of unavailability, or reduced availability of any currency, or any circumstance or situation that will have an adverse effect on the liquidity and/or price of any currency, the Bank may, with immediate effect withdraw a Currency Account and/or change or introduce a Currency Limit for the impaired currency or currencies. The Bank may also, by written notice to the Company, demand that the Company restore the balance on the Currency Account(s) in the impaired currency or currencies within a specified time, which shall not be shorter than five (5) days.

9	FEES AND INTEREST

The Bank’s fees for the services under this Agreement are set out in a separate agreement between the parties. The conditions for the Interest are set out in the Interest Agreement. The Interest is calculated and credited or debited the respective Currency Account.

The Interest is calculated according to actual/360, actual/365 or actual/actual depending on the standard on each

If more than the Total Available Amount is utilised and/or if any Currency Limit is exceeded the Company shall pay interest on the unauthorised overdraft and for the exceeding of the Currency Limit, as applicable, at the rate(s) applied by the Bank from time to time. The interest for the unauthorised overdraft will be capitalised and debited according to Appendix 1.

Fees under this Agreement will be debited the Base Currency Account.

10	DEFAULT INTEREST

If the Company fails to pay any amount payable under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at a rate two (2) percentage units higher than the applicable reference rate, applied by the Bank from time to time. Any interest accruing under this section shall be immediately due and payable by the Company on demand by the Bank.

11	UNDERTAKINGS

The Company shall comply in all material respects with all applicable laws and regulations to which it may be subject to if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

The Company undertakes not to grant or allow to exist any pledge or other encumbrance over the Base Currency Account or any Currency Account to any third party.

The Company shall deliver to the Bank such documents and information regarding the Company as the Bank may, from time to time, reasonably request.

The Company shall inform the Bank immediately when it becomes aware of any event that would entitle the Bank to immediately terminate this Agreement.

The Company shall inform the Bank if there is any projected change in ownership of the Company.

12	NOTICES, CHANGE OF ADDRESS

The Company shall, without delay, notify the Bank of any change of address and any other relevant means of communication.

All notices from the Company to the Bank shall be effective when received by the Bank in writing as instructed by the Bank. Notices from the Company to the Bank shall be deemed to have reached the Bank on the business day on which the notice is received by the Bank during office hours and otherwise on the following business day.

Notices from the Bank to the Company may be sent by post, fax, Internet or other electronic communication. Any such notices shall be deemed to have reached the Company, if sent by post, at the latest on the fifth (5th) business day after dispatch to the last notified address of the Company or if sent by fax, Internet or other electronic communication, upon dispatch if sent at the latest at 16:00 hours on a day which the Company is open for business and otherwise it shall be deemed to have reached the Company at 09:00 hours on the following day which the Company is open for business.

13	CHANGES IN LAW AND/OR OTHER CONDITIONS

Should any change take place with respect to the laws or other regulations to which the Bank is subject or which in some other respect apply to this Agreement and/or a change takes place in the foreign exchange market and/or the financial market so as to render the providing of the Liquidity Optimisation illegal or otherwise impossible or if the providing of the Liquidity Optimisation should, in the opinion of the Bank, become severely impractical for the Bank, the Bank shall no longer be obliged to provide the Liquidity Optimisation and shall notify the Company thereof immediately and the obligations of the Bank hereunder shall be terminated forthwith. The Company shall forthwith on demand repay the debt including accrued interest and other amounts relating to the Liquidity Optimisation, as well as any costs incurred by the Bank due to repayment being made on such date.

14	INDEMNITIES

In consideration of the Bank acting in accordance with the terms of this Agreement, the Company agrees to indemnify the Bank and keep the Bank indemnified against all losses, claims, actions, proceedings, demands, damages, cost and expenses incurred or sustained by the Bank of whatever nature and howsoever arising out of the Bank acting in accordance with the terms of this Agreement, provided that the Bank acts in good faith.

15	LIMITATIONS OF LIABILITY, FORCE MAJEURE

The Bank shall not be liable for any cost, loss, damage or expense suffered by the Company due to changes of law, actions of governmental, regulatory or self regulating authority or other legal constraints, events of war, natural disasters, industrial disputes, strikes, blockades, boycotts, lock-outs or any other similar circumstances. The reservation in respect of industrial disputes, strikes, blockades, boycotts and lock-outs applies even if the Bank takes such measures, or is subject to such measures.

The Bank shall not be liable for any cost, loss, damage or expense suffered by the Company which has not resulted from negligence or wilful misconduct on the part of the Bank. In no circumstances will the Bank be liable for any indirect or consequential loss or loss of profits.

Where the Bank is prevented from effecting payments or taking other measures due to circumstances as indicated in the first clause of this section 15, the measures in question may be postponed until the obstacle has been removed. Where a payment has been postponed, then the Bank shall, in case it has undertaken to pay interest, pay interest at the agreed rate. In the absence of an undertaking to pay interest the Bank shall not be liable to pay interest at a rate higher than the official discount rate/the reference rate, or the equivalent thereof, plus two (2) percentage units, or at such other rate required by local law.

Where the Bank, due to circumstances as indicated in the first clause of this section 15, is prevented from receiving payments, the Bank shall be entitled to interest from the Company for the period during which the Bank is so prevented, only under the terms and conditions in force at maturity.

16	EXTENSION

If the Banks grants an extension of the Credit Period of the Overdraft Facility (if the Bank has granted the Company such facility), the Credit Period will be extended by the number of months indicated as extension period on page one of this Agreement.

17	TERM AND TERMINATION

If there is no Overdraft Facility connected to the Liquidity Optimisation, this Agreement may be terminated by either party upon sixty (60) days written notice.

(i)	Regardless of whether an Overdraft Facility is connected to the Liquidity Optimisation, either party is entitled to immediately terminate this Agreement by giving notice where:

a.	a party has objective reasons to believe that the counterparty is, or may become, insolvent;

b.	the counterparty fails to properly fulfil any essential contractual obligation or material obligation set out in this Agreement; or

c.	the intervention or a decision of a public authority, for example a financial supervisory authority and/or a central bank, affects this Agreement.

(ii)	If any of the following events occur the Bank shall be entitled to immediately terminate this Agreement by giving notice:

a.	the Company fails to, if so required in accordance with section 5 (Negative Total Available Amount), restore the Total Available Amount to zero or positive;

b.	the Company fails to, in accordance with section 7 (Exceeded Currency Limit), immediately restore the balance on the relevant Currency Account to the Currency Limit allowed;

c.

the Company fails to pay within the time prescribed principal, interest or any other amount due for payment under an agreement concluded with the Bank (however, the right to give notice of termination shall not apply if the Company can prove that the non-payment is due merely to technical errors and that payment will be effected within three (3) days as from the due date);

d.

the Company goes into liquidation or is dissolved, or a receiver, administ representative is appointed in respect of itself or any of its assets, or the Company becomes insolvent for the purposes of any law, or ceases or threatens to cease to carry on all or a substantial part of its business, or a petition for an administration order in relation to any group company is presented or any attachment, sequestration, seizure, distress, execution or similar measure affects any asset of the Company or any analogous event occurs in any jurisdiction;

e.

the Company fails to fulfil its obligations towards a third party provided that the obligations are related to a loan agreement or other financial agreement and that the default will be a cause for immediate termination;

f.	any security provided for the Overdraft Facility or for any other obligation assumed by the Company towards the Bank is no longer adequate in the opinion of the Bank;

g.	the Company has not fulfilled any of its obligations under any other agreement with the Bank;

h.	a material change in the ownership structure of the Company occurs; or

i.	the occurrence of another event which in the reasonable judgment of the Bank jeopardises the fulfilment of

(iii)

If this Agreement is terminated in accordance with (i) or (ii) the Bank shall have the right to, by notice of termination given to the Company, declare the debt, including accrued interest and other amounts relating to the Overdraft Facility, immediately due and payable. The Bank may, at its sole discretion, choose to terminate the Overdraft Facility at another date fixed by the Bank.

Where any of the circumstances set forth above applies, the Bank is entitled, regardless of whether notice of termination is given, to immediately suspend the right to further utilise the Liquidity Optimisation and the Overdraft Facility.

If this Agreement is terminated then the Bank may convert the balance, including accrued interest, on each of the Currency Accounts into the Base Currency by using the Rate of Exchange.

The Bank has the option (but not the obligation) to close-out all the converted balances on the Currency Accounts through a transfer of the converted balances to the Base Currency Account (for the avoidance of doubt, such transfer shall include any balance on a Currency Account in the Base Currency) and thereby be set off towards each other (close-out netting), resulting in a single net claim/debt relation Close-Out Amount ) between the Bank and the Company as regards the Currency Accounts. If such Close-Out Amount is a debit balance on the Base Currency Account, such amount shall be immediately due and payable by the Company to the Bank.

If the Bank chooses not to perform the above mentioned close-out netting the Company shall, at the request of the Bank, immediately restore the balances on the Currency Accounts to zero or positive; including repayment of any outstanding amount under the Overdraft Facility, if any.

18	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the Bank by giving a written notice thereof not less than thirty (30) days in advance. Should the Company not agree to such amendment, it shall inform the Bank thereof in writing not less than fifteen (15) days prior to the effectiveness of the amendment. Should the parties not reach an amicable solution the relevant amendment shall cease to be valid and the parties may terminate the Agreement in accordance with the relevant provision.

19	GOVERNING LAW, JURISDICTION

This Agreement shall be governed by and construed in accordance with the law of the country where the site (branch) of the Bank providing the Liquidity Optimisation is located.

Subject to the clause below, the courts of the country where the site (branch) of the Bank providing the Liquidity Optimisation is located shall have exclusive jurisdiction over matters arising out of or in connection with this Agreement.

The submission to the jurisdiction of courts of the country where the site (branch) of the Bank providing the Liquidity Optimisation is located shall not limit the right of the Bank to take proceedings against the Company in any court which may otherwise exercise jurisdiction of the Company or any of its assets.